EXHIBIT 2.02




                                   ACQUISITION


                                    AGREEMENT


                                  BY AND AMONG


                                  SYLVAN I B.V.


                                       AND


                            DODD STREET HOLDINGS B.V.

                              ACQUISITION AGREEMENT


THIS ACQUISITION AGREEMENT IS DATED THE 26 JANUARY, TWO THOUSAND

BETWEEN

1. SYLVAN I B.V., a private company with limited liability organized under the laws of the Netherlands, and having its principal office and actual place of business at Woerden, the Netherlands, hereinafter referred to as the "SELLER",

  and

2. DODD STREET HOLDINGS B.V., a private company with limited liability organized under the laws of the Netherlands, and having its principal office and actual place of business at Amsterdam, the Netherlands, hereinafter referred to as the "PURCHASER",

Seller and Purchaser being collectively referred to as "PARTIES".

                                    RECITALS

WHEREAS, the Seller together with SLS (as defined below) are engaged in the world wide business (the "BUSINESS") of exploitation of computer based testing and assessment centers, with the Seller operating the Business outside of North and South America;

WHEREAS, the Seller is the beneficial and legal owner of all of the issued and outstanding shares (the "SHARES") of Sylvan II B.V., Sylvan III B.V., Sylvan B.V. and Sylvan Prometric Ltd., (collectively, the "COMPANIES");

WHEREAS, the Companies own, directly or indirectly, equity interests in certain other entities listed in Section 8.03 of the Disclosure Schedule (as hereinafter defined) (collectively, the "SUBSIDIARIES");

WHEREAS, the ultimate parent company of the Seller, Sylvan Learning Systems, Inc. ("SLS, INC.") and the parent company of Purchaser, The Thomson Corporation ("THOMSON"), are entering into a separate agreement of even date herewith with respect to the share purchase of the shares in Prometric, Inc. ("PROMETRIC") (the "STOCK PURCHASE AGREEMENT");

WHEREAS, SLS, Inc. and Thomson entered into a confidentiality and non-disclosure agreement ("LETTER AGREEMENT") dated October 1, 1999, effective per September 21, regarding a possible business transaction with respect to inter alia, the sale, assignment, purchase and assumption of certain Assets, Contract, Assumed Liabilities, as defined hereunder, and Subsidiaries of Seller;

WHEREAS, the Seller desires to sell and assign to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, the Assets and the Shares in the Subsidiaries and the Contracts and Liabilities, in exchange for the purchase price described herein, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

SECTION 1.01 DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

"AGREEMENT" means this Agreement, including the Disclosure Schedule, all exhibits hereto and all amendments hereto made in accordance with Section 18.04 of this Agreement.

"APTC" means an Authorized Prometric Testing Center.

"ASSETS" means the Assets of Sylvan I B.V. specified in Section 8.07.

"ASSUMED LIABILITIES" " means the Assumed Liabilities of Sylvan I B.V. specified in Section 5.01 of this Agreement.

"BALANCE SHEET DATE" means November 30, 1999.

"BANKRUPTCY AND EQUITY EXCEPTIONS" means applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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"BEST EFFORTS" means commercially reasonable efforts but shall in no event require the commencement of any litigation, arbitration or other proceeding against any third party or the payment of any material fees to any third party.

"BUSINESS" has the meaning specified in the recitals to this Agreement.

"BUSINESS DAY" means any weekday on which commercial banks in New York City are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

"CLAIM" has the meaning specified in Section 15.02 (e) of this Agreement.

"CLAIM NOTICE" has the meaning specified in Section 15.02 (e) of this Agreement.

"CLOSING" has the meaning specified in Section 7.01 of this Agreement.

"CLOSING DATE" has the meaning specified in Section 7.01 of this Agreement.

"COMPANIES" have the meaning specified in the recitals to this Agreement.

"COMPANIES CHARTER DOCUMENTS" means the articles of associations or the by-laws of the Companies.

"CONTRACTS" means the Contracts of Sylvan I B.V. as specified in 4.01 of the Disclosure Schedule.

"CONTROL" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

"DAMAGES" has the meaning specified in Section 15.02 (c) of this Agreement.

"DEDUCTIBLE" has the meaning specified in Section 15.02 (d) of this Agreement.

"DISCLOSURE SCHEDULE" means each Disclosure Schedule referred to herein and delivered by the Seller to the Purchaser on the date hereof and attached hereto.

"ENCUMBRANCES" means any lien, security interest, mortgage, pledge, hypothecation, easement, usufruct or conditional sale or other title retention agreement.

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"ENVIRONMENTAL LAW" means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"ENVIRONMENTAL LIABILITY" means any claim or demand, order, suit, obligation, Action, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys- and consultants fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Business, the ownership of the Shares or to this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

"ENVIRONMENTAL PERMIT" means any permit, approval, identification number, License and other authorization required under or issued pursuant to any Environmental Law.

"EXCLUDED LIABILITIES" has the meaning specified in Section 5.03 of this Agreement.

"FINANCIAL STATEMENTS" means (1) audited balance sheets of the Business as of December 31, 1997 and December 31, 1998 and the unaudited balance sheet of the Business as of September 30, 1999, (2) audited statements of operations of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller's Accountants and the unaudited statement of operations of the Business for the period ended September 30, 1999, (3) audited statements of owner's equity of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998 and the unaudited statement of owner's equity of the Business for the period ended September 30, 1999 and (4) audited statements of cash flows of the Business for the periods ended December 31, 1996, December 31, 1997 and December 31, 1998 and the unaudited statement of cash flows of the Business for the period ended September 30, 1999.

"GAAP" means generally accepted accounting principles applied on a consistent basis.

"GOVERNMENTAL AUTHORITY" means any local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any arbitrator (including any private arbitrator).

"GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HAZARDOUS MATERIALS" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

                                      -4-
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"INDEBTEDNESS" means all obligations which arise from borrowed money or the deferred purchase price of property or services, including capitalized leases under generally accepted accounting principles (other than accounts payable arising in the ordinary course of business).

"INDEMNIFIED PARTY" has the meaning specified in Section 15.02 (e) of this Agreement.

"INDEMNIFYING PARTY" has the meaning specified in Section 15.02 (e) of this Agreement.

"INDEPENDENT ACCOUNTING FIRM" means (a) an independent certified accounting firm in the Netherlands of international recognition mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

"INTELLECTUAL PROPERTY" means all of the following that are used or held for use by the Business: (a) Netherlands, international and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, b) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) confidential and proprietary information, and other trade secrets, (e) Software and Third Party Software, (f) coded values, formats, data, historical or current databases, whether or not copyrightable and (g) URLs, Internet web sites or identities.

"INTEREST RATE" means an interest rate per annum equal to the average of the rates per annum publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its "base rate," on each day during the period for which interest is to be paid.

"KNOWLEDGE" means the knowledge of the officers and directors of the subject entity, and in each case shall mean facts, circumstances or occurrences the respective individuals actually knew or reasonably should have known given his or her involvement in the business of the subject entity, and the information available to such individual.

"LAW" means any local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

"LETTER AGREEMENT" has the meaning specified in Section 17.02 of this Agreement.

                                      -5-
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"LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, License, agreement, arrangement, commitment or undertaking or otherwise.

"LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

"MATERIAL ADVERSE EFFECT" means any circumstance, change in or effect on the Companies, or the Business that, individually or in the aggregate with any other circumstances, changes in or effects on the Companies or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, business, prospects, results of operations or the condition (financial or otherwise) of the Companies or the Business or (b) could materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted.

"MATERIAL CONTRACTS" has the meaning specified in Section 8.14 of this Agreement.

"MATERIAL LEASE" has the meaning specified in Section 8.10 of this Agreement.

"MATERIAL TANGIBLE PERSONAL PROPERTY" has the meaning specified in Section 8.11
(a) of this Agreement.

"PERSON" means any natural person, company general or limited partnership, limited liability company, firm, association or other legal entity.

"PROMETRIC STRATEGIC PLAN" means the 1999 Prometric Strategic Reward Incentive Compensation Plan.

"PURCHASE PRICE" has the meaning specified in Section 6.01 hereof.

"PURCHASER" has the meaning specified in the heading of this Agreement.

"PURCHASER CHARTER DOCUMENTS" means the certificate of incorporation, articles of association of the Purchaser.

"RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

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"REFERENCE BALANCE SHEET" means the balance sheet (including the related notes and schedules thereto) of the Business on a combined basis, dated as of November 30, 1999, a copy of which is set forth in Section 8.08 (a)(i) of the Disclosure Schedule.

"REFERENCE BALANCE SHEET DATE" means November 30, 1999.

"REPRESENTATIVE" means any officer, director, principal, lawyer, partner, advisor, accountant, employee, consultant or trustee.

"RESTRICTED PERIOD" has the meaning specified in Section 14.02 (a) of this Agreement.

"SELLER" has the meaning specified in the heading of this Agreement.

"SHARES" has the meaning specified in the recitals to this Agreement.

"SOFTWARE" means all computer software developed or currently being developed by or on behalf of the Seller or the Subsidiaries for use by the Business, including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

"STC" means a Sylvan Technology Center.

"STOCK PURCHASE AGREEMENT" has the meaning specified in the recitals to this Agreement.

"SUBSIDIARIES" has the meaning specified in the recitals to this Agreement.

"TAX RETURN" means all returns, declarations, forms, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

"TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, shares, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (state, local or foreign) and shall include any transferee liability in respect of Taxes.

"THIRD PARTY SOFTWARE" means, to the extent used or held for use in the Business, all computer software developed by a third party that was not developed by or on behalf of the Seller or the Companies (including source code, object code, comments, user interfaces, menus, buttons and icons and all files, data, manuals, design notes and other items and documentation related thereto), but excluding commercially available shrink-wrapped software.

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"THIRD PERSON" has the meaning specified in Section 15.02 (e) of this Agreement.

"YEAR 2000 COMPLIANT" means, with respect to any of the material assets, services or operations of the Companies and the Business, as demonstrated through appropriate testing of the same, design and performance capabilities (including, without limitation, the ability of services and products distributed by the Companies or the Business to recognize the century and to manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing any abnormal endings) such that prior to, during, and after the calendar year 2000, none of the material assets, services or operations will, in any material respect, malfunction, produce errors, premature cancellation or expiration of contractual rights, deletion of data or invalid or incorrect results, or abnormally cease to function or exhibit any other problems in connection with (a) the year 2000 (and all subsequent years) as distinct from 1900's years, and (b) the date February 29, 2000, and all subsequent leap years.

SECTION 1.02      INTERPRETATION

Unless otherwise indicated in this Agreement:

         (a) reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended or modified from time to time;

         (b) all references to an "Article," "Section," "Schedule" or "Exhibit" are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

         (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

         (d) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (e) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" the specified date and the words "to" and "until" each means "to and including" the later specified date;

         (f) periods of days referred to in this Agreement shall be counted in calendar days unless business days are expressly prescribed and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified;

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
         (g) the headings in this Agreement are for the purpose of reference only and do not limit or affect its meaning;

         (h) the word "including" when used in this Agreement shall mean "including, without limitation;" and

         (i) in the event of any conflict between this Agreement and the Stock Purchase Agreement, the Stock Purchase Agreement controls.


                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

SECTION 2.01      PURCHASE OF SHARES

On the terms and subject to the conditions set forth herein, the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date, all of the Shares in the Companies as specified in
2.01 in the Disclosure Schedule.

SECTION 2.02      TRANSFER OF SHARES

Parties shall fully cooperate with the transfer of the beneficial and legal ownership of the Shares as per the Closing Date, including but not limited to any auditor statements or actions required under the relevant jurisdiction and applicable law.

SECTION 2.03      RISK AND BENEFITS

All risks and benefits belonging to the Shares are for the account of Purchaser as from the day of the transfer of the shares.


                                   ARTICLE III
                                 PURCHASE AND SALE OF ASSETS

SECTION 3.01      PURCHASE OF ASSETS

Effective as of the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller hereby, sells, conveys, assigns, transfers and delivers the Assets, as forming a going concern, and Purchaser purchases and shall accept the Assets.

SECTION 3.02      EXCLUDED ASSETS

The Excluded Assets are not included in the sale of the Assets to Purchaser hereunder, and are described in Schedule 3.02.

SECTION 3.03      CONSENT THIRD PARTY

To the extent that the sale, conveyance, transfer of assignment of any Asset requires, the consent of any third party, this Agreement shall not constitute an agreement to effect the sale, conveyance, transfer or assignment thereof if such action would constitute a breach thereof or would be ineffective, unless and until such consent or waiver of such person has been obtained. From the Closing Date until the date of such sale, conveyance, transfer or assignment is effective, Seller shall make available to Purchaser the economic and practical benefits of any such agreement, permit, lease, contract or other document or instrument.

SECTION 3.04      PAYMENT AFTER CLOSING DATE

If at any time after the Closing Date, Seller shall receive funds, notes or other property in payment of the Receivables or otherwise, constituting part of the Business, Seller shall hold such funds, notes or other property in trust for the benefit of Purchaser, and shall promptly pay, disburse or deliver such funds as directed by Purchaser.


                                   ARTICLE IV
                              TRANSFER OF CONTRACTS

SECTION 4.01      TRANSFER OF CONTRACTS

With effect as of the Closing Date, Seller's rights and duties from Contracts as specified in 4.01 of the Disclosure Schedule, are, to the extent that such rights and duties relate to the Business and to the time following the Closing Date, hereby transferred to Purchaser (as between Seller and Purchaser, with debt-releasing effect for Seller), it being understood that rights and obligations under long-term agreements that relate to the entire term of such agreements but that become due only after the Closing Date, such as potential termination indemnities for agents, shall also be transferred hereby.

                                      -10-
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SECTION 4.02      CONSENT THIRD PARTIES

Purchaser shall in respect of the period after the Closing Date carry out and complete for its own account the Contracts. Insofar as any consents or licenses to the transfer or assignment of the benefit and burden of the Contracts have not been obtained on or before the Closing Date, or if such benefit and burden cannot effectively be so transferred or assigned to Purchaser except with the consent of or by an agreement with the other party or parties thereto, then

        i) Seller shall use its Best Efforts to procure that such other party or parties shall consent to the Contracts being novated or assigned in terms reasonably acceptable to the Purchaser; and

        ii) unless and until all of the Contracts shall have been so novated or assigned, Seller shall (so far as it is able) give or procure the signing to Purchaser effect, from the Closing Date, of the benefit and burden of the same as if the same had been effectively novated or assigned to Purchaser


SECTION 4.03      DUTCH EMPLOYMENT CONTRACTS

With effect as of the Closing Date, all Dutch contracts of employment of the Employees who do not object to such transfer are transferred by operation of law to Purchaser pursuant to article 663 book 7 Dutch Civil Code. The Parties will use their best commercial endeavors to ensure that the Employees listed on 4.03 of the Disclosure Schedule will not object to their transfers. Purchaser assumes all of Seller's obligations and liabilities under the Dutch employment contracts with the Employees, including; but not limited to all compensation and employee welfare plans and benefits (other than employee pension benefit plans).

SECTION 4.04      COMPLIANCE

Seller shall forthwith comply with any statutory or other duty to inform to and consult with representatives of any recognized labor union and the Employees about the transfer of their employment contracts pursuant to any regulations.

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SECTION 4.05      COMMUNICATION

Parties shall jointly communicate to the Employees notices in such for as may be agreed to by Parties.


                                    ARTICLE V
             ASSIGNMENT AND ASSUMPTION AND EXCLUSION OF LIABILITIES

SECTION 5.01      ASSUMED LIABILITIES

On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume and agree to pay, perform and discharge when due all Liabilities of the Seller that arise or relate principally to the Assets, Subsidiaries, Contracts on or prior to the Closing Date and which are reflected on the Reference Balance Sheet, except for the Excluded Liabilities (the "ASSUMED LIABILITIES")

SECTION 5.02      NOTIFICATION, CONSENT

The assumption of the Liabilities will only have effect against any creditor under the Liabilities if such creditor has been notified. Seller hereby authorizes Purchaser to notify all such Parties on behalf of both Seller and Purchaser of the aforementioned assumption. Purchaser will obtain the approval of any creditor to the extent its necessary and that such approval has not been given prior to the Closing Date. Regardless of whether Purchaser has obtained any such approval or consent, the assumption of the Liabilities by the Purchaser will be effective in accordance with the terms and conditions of this Agreement. As a result thereof, towards third parties, Purchaser shall act as debtor for its own account.

SECTION 5.03      EXCLUDED LIABILITIES

The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller as of the Closing Date other than the Assumed Liabilities (the "EXCLUDED LIABILITIES"), including:

             (i) all Taxes now or hereafter owed by the Seller, or any Company of the Seller, or attributable to the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

             (ii) all Liabilities relating to any litigation or proceeding, including the litigation identified in Sections 8.12 and 8.16 of the Disclosure Schedule, relating to or attributable to any period, ending on or prior to the Closing Date;

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
             (iii) all Liabilities and Damages arising out of any breach or alleged breach by the Seller, or the Subsidiaries under any contract, agreement or arrangement related to the Business prior to the Closing; and

             (iv) SLS shall pay all bonuses included in accrued expenses or accounts payable and payable to employees of the Business under the Prometric Strategic Plan.


                                   ARTICLE VI
                                 PURCHASE PRICE

SECTION 6.01      PURCHASE PRICE

In consideration of the sale and transfer to Purchaser of the Assets, assignment of Contracts and Assumed Liabilities, the sale and transfer of the Companies on the Closing Date, Purchaser shall pay to Seller two hundred fifty two Million United States Dollars (U.S.$ 252,000,000).

SECTION 6.02      PAYMENT

The Purchaser shall, or shall cause one or more of its Affiliates to, pay the Purchase Price in cash, through intermediation of a Dutch Civil Law Notary to the Seller at the Closing, as provided in Section 7.01.

SECTION 6.03      PRICE ADJUSTMENTS

                  a) The Purchase Price shall be adjusted downward at Closing in an amount, if any, equal to the Revenue Multiple (as hereinafter defined) of any Contract listed on Schedule 6.03(a) for which the Seller or the Purchaser does not receive a consent prior to the Closing permitting such contract to be assigned as a result of the transactions contemplated by this Agreement. "REVENUE MULTIPLE" shall mean, for each such Contract, the amount set forth with respect to such Contract in Schedule 6.03(a) multiplied by 3.6; provided, however, that if the 1999 revenue of the Business set forth in the audited financial statements of the Business is less than $214,000,000, the Revenue Multiple shall be equal to the amount set forth on
                      Schedule 6.03(a) multiplied by the quotient of 775,000,000 divided by the 1999 revenue of the Business set forth in the audited financial statements, rounded to the nearest tenth.

                  b) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted downward for any Contract listed on Schedule 6.03(a) for which consent to assignment was obtained but (x) which is terminated within six (6) months after the Closing Date by the other party thereto due to a breach existing on or prior to the Closing Date on the part of the Seller, the Companies, any of the Subsidiaries or the Business and (y) such other party did not continue to do business with the Companies at substantially the same level as prior to such termination. The Purchase Price shall be decreased by the particular contract's Revenue Multiple. The Purchaser shall give the Seller written notice of any such termination or rescission within 10 days after such event. Any amounts due to the Purchaser under this Section 6.03(b) shall be paid by the Seller in cash within 10 days after the receipt of any such notice.

                  c) Notwithstanding anything contained in this Agreement, the Purchase Price shall be adjusted upward for any Contract listed on Schedule 6.03(a) for which a downward Purchase Price adjustment was made at the Closing pursuant to
                      Section 6.03(a) hereof if the other party to such contract
                      (i) continues for a period of six (6) months after the Closing to permit any of the Companies to provide computer-based testing services that are substantially similar to those that were provided under such contract prior to the Closing, or (ii) within six (6) months after the Closing, renews such contract or consents to the assignment of such contract as a result of the transactions contemplated by this Agreement. The amount of any adjustment pursuant to this Section 6.03(c) for any such contract shall equal the amount of the downward adjustment made at Closing. The Purchaser shall give the Seller written notice of any such renewal or consent within 10 days after such event. Any amounts due to the Seller under this Section 6.03(c) shall be paid by the Purchaser in cash within 10 days after such six (6) months' period after the Closing or in the case of a renewal or consent to assignment within 10 days after such renewal or consent to assignment.


                                   ARTICLE VII
                                     CLOSING

SECTION 7.01      CLOSING

Except as hereinafter provided, the closing hereunder (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland at 10:00 a.m., eastern time, on the Business Day that is seven days after the later to occur of: (a) expiration or termination of all applicable waiting periods under local, foreign and European legislation; and (b) satisfaction or waiver of all other conditions to the obligations of the parties set forth in
Article XIII; unless otherwise mutually agreed to in writing by the Seller and the Purchaser. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

SECTION 7.02      DELIVERIES AT CLOSING

At the Closing, the following actions shall be taken:

         (a) The Seller will deliver or cause to be delivered to the Purchaser:

             (i)   the opinions, certificates, and other items described in
                   Section 13.01 and such other evidence of the performance of all of the covenants and the satisfaction of all conditions required of the Seller by this Agreement as the Purchaser shall reasonably require;

             (ii) the minute books, shareholders registers (to the extent such exist) of the Companies; and

             (iii) a receipt for the Purchase Price.

         (b) The Purchaser will deliver or cause to be delivered to the Seller:

             (i) the Purchaser Charter Documents, certificates and items described in Section 13.02 and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of the Purchaser by this Agreement and as the Seller shall reasonably require;

             (ii) the Purchase Price, by wire transfer in immediately available funds to an account or accounts designated at least four Business Days prior to the Closing Date by the appointed Civil law Notary in a written notice to the Purchaser;

             (iii) the opinions, certificates and other documents required to be delivered pursuant to Section 13.01.


                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES
                             REGARDING THE COMPANIES

For the purposes of the representations and warranties contained in this Article VIII, references to the "Companies" shall be deemed also to refer to the Subsidiaries. The Seller hereby represent and warrant to the Purchaser as follows:

SECTION 8.01      ORGANIZATION; GOOD STANDING

The Companies and Subsidiaries are companies duly incorporated, validly existing and at the Closing will be in good standing under the laws of its jurisdiction of incorporation or organization. At the Closing the Companies and Subsidiaries will be duly qualified in all jurisdictions in which the conduct of the Companies and Subsidiaries business or activities or its ownership of assets requires qualification under applicable law, the absence of which would have a Material Adverse Effect on the Companies and the Subsidiaries.

SECTION 8.02      CAPITALIZATION.

The authorized share capital of the Companies consists of:

     (a) Sylvan II B.V.: NLG 200,000 of which NLG 40,000 is issued, par value NLG 1,000 per share.

     (b) Sylvan III B.V.: NLG 200,000 of which NLG 40,000 is issued, par value NLG 1,000 per share.

     (c) Sylvan B.V.: NLG 200,000 of which NLG 40,000 is issued, par value NLG 1,000 per share.

     (d) Sylvan Prometric Ltd.: GBP 1,000 of which GBP 2 is issued, par value GBP 1 per share.

At Closing, all of the Shares will be owned by the Seller free and clear of all Liens except for any Liens arising out of, under or in connection with this Agreement or by or through the Purchaser. There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Companies are a party requiring or restricting issuance, sale or transfer of any of the Shares, or evidencing the right to subscribe for any of the Shares, or giving any person any rights with respect to the Shares. There are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings to which the Seller or any Company is a party with respect to the Shares. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable.

SECTION 8.03      CAPITALIZATION OF SUBSIDIARIES

     (a) Except as set forth in Section 8.03 of the Disclosure Schedule, the Companies do not at the Closing own, of record or beneficially, or Control directly or indirectly, any shares, securities convertible into shares or any other equity interest in any company, association or other business entity, nor are the Companies, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity.

     (b) All of the issued and outstanding shares (or other ownership interests having by their terms ordinary voting power) of each Subsidiary (the "SUBSIDIARY SHARES") are owned of record and beneficially, directly or indirectly, by the Companies. All of the Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Shares.

SECTION 8.04      FINANCIAL INFORMATION

     (a) The Companies have delivered to the Purchaser copies of the Financial Statements. All of the Financial Statements and the Reference Balance Sheet have been prepared in accordance with GAAP from the books and records of the Companies and Subsidiaries (except that the unaudited Financial Statements are subject to normal year-end audit adjustments, which did not and will not have a Material Adverse Effect on the Subsidiaries or the Business). All of the Financial Statements and the Reference Balance Sheet present fairly in all material respects the financial position, results of operations, changes in owners' equity and cash flows of the Companies and Subsidiaries and the Business at the dates and for the periods indicated.

     (b) Except as set forth in Section 8.04 (b) of the Disclosure Schedule, the books of account and other financial records of Prometric, Seller, the Companies and Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of Prometric, Seller, the Companies and the Subsidiaries, respectively, and throughout the periods involved (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 8.05      NO UNDISCLOSED LIABILITIES

Except as set forth in Section 8.05 of the Disclosure Schedule the Companies and Subsidiaries' assets, tangible and intangible, are owned by the Companies and Subsidiaries, respectively, free and clear of any Encumbrances. As of the Balance Sheet Date, the Companies and Subsidiaries did not have any material outstanding Indebtedness or Liabilities that would be required to be disclosed on the Reference Balance Sheet (including its footnotes) prepared in accordance with GAAP if such Indebtedness or Liabilities had been known at the time of the balance sheet's preparation, which is not shown on the Reference Balance Sheet or disclosed in the Financial Statements (including the footnotes thereto). Neither Prometric nor SLS, Inc. Seller has transferred the Companies and Subsidiaries and, as of the Closing Date, the Companies and Subsidiaries will not have, any Liabilities other than the Assumed Liabilities.

SECTION 8.06      RECEIVABLES

Section 8.06 of the Disclosure Schedule is an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (a) for 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet or as set forth in
Section 8.06 of the Disclosure Schedule, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of services to Persons not affiliated with the Seller, the Companies or the Subsidiaries and in the ordinary course of the business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller, the Companies or the Subsidiaries not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days of the Closing Date, except for Receivables related to India or South Africa, which are or will be collectible within 180 days.

SECTION 8.07      THE ASSETS

Except as set forth in Section 8.07 of the Disclosure Schedule, on the Closing Date the Companies and the Subsidiaries will own, free and clear of all Encumbrances, all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by the Seller, the Companies and the Subsidiaries and are used or held for use in the conduct of the Business as of the date of the Reference Balance Sheet, including the assets, properties and rights listed in Sections 8.06, 8.10, 8.11 and 8.19 (a) and (b) the Disclosure Schedule, but excluding the assets, properties and rights that are or will be, as of the Closing Date, owned by Prometric, which will be transferred to an Affiliate of the Purchaser pursuant to the Stock Purchase Agreement, including the items listed on Schedule 3.01 (the "ASSETS"). Except as set forth in Section 8.07 of the Disclosure Schedule, the Assets constitute all of the assets, properties and rights (a) necessary for the continued operation of the Business in the manner currently conducted or (b) used to produce the revenues reflected in the Financial Statements.

SECTION 8.08      ABSENCE OF CERTAIN CHANGES OR EVENT.

Since the Balance Sheet Date, except (a) as otherwise set forth in Section 8.08 of the Disclosure Schedule or (b) as otherwise expressly referred to in this Agreement, the Companies, Subsidiaries and the Seller with respect to the Business have not:

                  (i) changed or amended its articles of association or its by-laws in any material respect;

                  (ii) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business, none of which individually or in the aggregate would have a Material Adverse Effect on the Companies or the Business;

                  (iii) discharged or satisfied any material lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business, consistent with past practices;

                  (iv) mortgaged, pledged or subjected to any material lien, security interest, charge or other encumbrance any of its assets or properties;

                  (v) transferred, leased or otherwise disposed of any of its assets or properties, except for fair consideration in the ordinary course of business, consistent with past practices, or acquired any assets or properties, except in the ordinary course of business, consistent with past practices;

                  (vi) declared, set aside or paid any distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or equity interests or redeemed or otherwise acquired any of its shares or equity interests or split, combined or otherwise similarly changed its shares or equity interests or authorized the creation or issuance of or issued or sold any shares or equity interests or any securities or obligations convertible into or exchangeable therefor, or granted any person or entity any right to acquire any shares or equity interests from any of the Companies or Subsidiaries or agreed to take any such action;

                  (vii) made any investment of a capital nature, whether by purchase of shares or securities, contributions to capital, property transfers or otherwise, in any partnership, corporation, joint venture or other entity, or entered into any agreement or commitment to do the same;

                  (viii) merged with, entered into a consolidation with or made or committed to any acquisition of the shares or equity interests of any entity or the operating assets of any going business, or, other than in the ordinary course of business, consistent with past practices, purchased any property or assets;

                  (ix) forgiven, released, canceled, compromised or permitted to lapse any debt or claim other than in the ordinary course of business, consistent with past practices or settled or compromised any litigation;

                  (x) except for wage increases made in the ordinary course of its business and consistent with past practices, made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into or modified in any respect any employment contract with, or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Companies or Subsidiaries or the Business other than travel advances in the ordinary course of business consistent with past practice;

                  (xi) amended, terminated or waived any material right under any agreement, contract or other written commitment to which it is party or by which it is bound or terminated or discontinued any material client or customer contract, agreement or arrangement;

                  (xii) entered into any Material Contract or any transaction other than on an arm's-length basis or other than in the ordinary course of business;

                  (xiii) entered into any letters of intent or commitments to acquire the business or assets of any other person or entity or consummated any such acquisitions;

                  (xiv) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance), which casualty loss or damage would have a Material Adverse Effect on the Company or the Business;

                  (xv) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or Receivables or revalued any assets of the Seller, the Companies, Subsidiaries or the Business other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                  (xvi) made any change in any method of accounting or accounting practice or policy used by the Seller, the Companies, the Subsidiaries or the Business, other than such changes required by GAAP and disclosed in
                           Section 8.12 of the Disclosure Schedule;

                  (xvii) made any material changes in the customary methods of operations of the Seller, the Companies, the Subsidiaries or the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, marketing, selling and pricing;

                  (xviii) made any express or deemed election, or settled or compromised any liability with respect to Taxes of the Seller, any Company any Subsidiary or the Business;

                  (xix) failed to pay any creditor any material amount owed to such creditor when due;

                  (xx) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of the Business consistent with past practice);

                  (xxi) except pursuant to a confidentiality agreement (which shall be enforced by the Seller on behalf of the Purchaser after the Closing) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Seller, any Company, any Subsidiary or the Business has any right, title, interest or license;

                  (xxii) failed to maintain the Business, and each Companies or Subsidiary's plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

                  (xxiii)  suffered any Material Adverse Effect; or

                  (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 8.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 8.08, except as expressly contemplated by this Agreement.

SECTION 8.09      TAXES

     (a) All material returns and reports in respect of Taxes required to be filed with respect to the Seller and or any Company, Subsidiary or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid;
          (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller, any Company or any Subsidiary or (insofar as either relates to the activities or income of the Seller or any Company, any Subsidiary or the Business or could result in liability of the Seller or any Company, any Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) there are no Tax liens on any assets of the Seller (relating solely to the Business) or any Company, any Subsidiary or the Business; and (vii) neither the Companies nor any of the Subsidiaries is subject to any accumulated earnings tax, personal holding company tax or similar tax.

     (b) Except as disclosed with reasonable specificity in Section 8.09 of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller, any Subsidiary or the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Seller, any Company, Subsidiary or the Business; (iii) neither the Seller, nor any Subsidiary has any (a) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method or (b) deferred gain or loss arising out of any intercompany transaction; (iv) neither the Seller nor any Company, any Subsidiary has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could have a Material Adverse Effect on any Company, any Subsidiary or the Business; (v) there are no proposed reassessments of any property owned by the Seller or any Subsidiary or other proposals that could increase the amount of any Tax to which the Seller, any Company, any Subsidiary or the Business would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company or Subsidiary.

     (c) (i) Section 8.09 of the Disclosure Schedule lists all material income, franchise and similar Tax Returns (state, local and foreign) to be filed with respect to any Company or any Subsidiary for the taxable period ended on December 31, 1999, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Seller has delivered or made available to the Purchaser correct and complete copies of all foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller or any Company or Subsidiary since January 1, 1995.

SECTION 8.10      REAL PROPERTY; LEASES OF REAL PROPERTY

The Companies and Subsidiaries are not owning any real property. Schedule 8.10 contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Seller in connection with the Business, any Company or any Subsidiary is a party pursuant to which the net annual rent payable by any of the Subsidiaries or the Business currently exceeds U.S.$100,000 (each a "MATERIAL LEASE") and a list of all current STC and APTC sites. Except as set forth on Section 8.10 of the Disclosure Schedule, all of the Material Leases are in full force and effect. Complete and correct copies of each Material Lease have been furnished or made available to the Purchaser. Except as disclosed on
Section 8.10 of the Disclosure Schedule, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Subsidiaries to the use and possession of the real property specified in such Material Leases. Except as set forth in Section 8.10 of the Disclosure Schedule, the Subsidiaries are not in default in any material respect beyond any applicable notice or grace period nor has it received written notice of any such default still outstanding on the date hereof under any such Material Lease, and, on the date hereof, to the Knowledge of the Companies and Subsidiaries, there exists no uncured material default thereunder by any third party. The Companies and Subsidiaries are in peaceful and undisturbed possession of each parcel of real property that it leases and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. To the Knowledge of the Seller, the Companies and the Subsidiaries, all existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the real property are adequate for the conduct of the Business as it has been and currently is conducted. To the Knowledge of the Seller, the Companies and the Subsidiaries, there are no material latent defects or material adverse physical conditions affecting the real property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the real property used or held for use in the Business that reasonably could be expected to have a Material Adverse Effect. Except as set forth in Section 8.10. of the Disclosure Schedule, neither the Seller, the Companies nor any Subsidiaries has subleased any parcel or any portion of any parcel of real property to any other Person, nor has the Seller, nor any Subsidiary assigned its interest under any lease or sublease listed in
Section 8.10 of the Schedule to any third party. Neither the Seller, the Companies nor any Subsidiary have received any notice of cancellation or termination under any of the Material Leases and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller, Companies or any Subsidiary thereunder. All Material Leases are in full force and effect and are enforceable against the Companies and Subsidiaries and, to the Knowledge of the Seller, against the other parties thereto in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. On the Closing Date, the Companies and Subsidiaries will have the full right to exercise any renewal options contained in the Material Leases on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased property for the full term of such renewal options.

SECTION  8.11 MATERIAL TANGIBLE PERSONAL PROPERTY

     (a) Section 8.11 of the Disclosure Schedule lists each material item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personality, vehicles, rolling stock and other material tangible personal property (the "MATERIAL TANGIBLE PERSONAL PROPERTY") used or held for use in the Business.

     (b) The Seller has, or has caused to be, delivered or made available to the Purchaser correct and complete copies of all material leases and subleases for Material Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such material leases and subleases:

             (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 8.11, is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

             (ii) except as set forth in Section 8.11 of the Disclosure
                  Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

             (iii) except as otherwise disclosed in Section 8.11 of the
                  Disclosure Schedule, with respect to each such lease or sublease: (1) neither the Seller, any Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller thereunder, (2) neither the Seller, any Company nor any Subsidiary has received any notice of a breach (3) neither the Seller, any Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

             (iv) none of the Seller, any Company or any Subsidiary nor (to the
                  best knowledge of the Seller after due inquiry) any other party to such lease or sublease is in breach or default in any material respect, and, to the best knowledge of the Seller after due inquiry, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

     (c) On and after the Closing Date, the Companies and Subsidiaries will have the full right to exercise any renewal options contained in the material leases and subleases pertaining to the Material Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Material Tangible Personal Property for the full term of such renewal options.

SECTION 8.12      PERMITS; COMPLIANCE WITH LAWS

The Companies and Subsidiaries have all material Licenses and governmental authorizations material to ownership or occupancy of its respective properties and assets related to the Business and the carrying on of the Business. Except as set forth in Section 8.12 of the Disclosure Schedule, the Companies, the Subsidiaries and the Business are and have been operated in compliance in all material respects with all applicable Laws.

SECTION 8.13      INSURANCE

Section 8.13 of the Disclosure Schedule contains a complete and correct list in all material respects of all policies of insurance of any kind or nature covering the Companies, the Subsidiaries or the Business, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to the Purchaser.

SECTION 8.14      SIGNIFICANT CUSTOMERS AND MATERIAL CONTRACTS.

     (a) Set forth in Section 8.14 in the Disclosure Schedule is a list of all significant customers and clients of the Business. A "SIGNIFICANT CUSTOMER," for purposes of this Section 8.14, means a customer or client (or person or entity) representing U.S.$ 2.5 million or more of the annual revenues of the Business in 1999 or forecast for 2000. Except to the extent set forth in Section 8.14 of the Disclosure Schedule, to the Knowledge of the Seller, none of the significant customers of the Business has, within the past 12 months, canceled or substantially reduced or is currently attempting or threatening to cancel a contract or substantially reduce prices or utilization of the services provided by the Business.

     (b) Except as listed in Section 8.14 (b) of the Disclosure Schedule or any other schedule hereto, the Seller, the Companies nor any Subsidiary in respect of the Business is a party to any of the following (each a "MATERIAL CONTRACT"):

                  (i) any agreement for the purchase of supplies or products or for the furnishing or receipt by the Business of services, the performance of which will extend over a period of more than one year or involve consideration in excess of U.S.$ 500,000 per year.

                  (ii) any agreement concerning an acquisition, partnership or joint venture.

                  (iii) any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of U.S.$ 500,000 or under which there has been imposed a Security Interest on any of the Subsidiary's assets, tangible or intangible.

                  (iv) any material agreement regarding confidentiality or noncompetition.

                  (v) any share option, retirement, severance, pension, bonus, profit-sharing or other material plan for the benefit of its current or former directors, officers or employees.

                  (vi)   any collective bargaining agreement.

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of U.S.$ 150,000 or providing material severance benefits.

                  (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business.

                  (ix) any agreement to provide computer-based testing services providing for annual payments to the Companies or Subsidiaries or the Business in excess of U.S.$ 500,000 per year or that would require additional infrastructure and staffing investments in excess of U.S.$ 500,000.

                  (x) any other agreement not made in the ordinary course of business that obligates the Companies or Subsidiaries or the Business to make payments in excess of U.S.$ 500,000 per year.

Complete and correct copies of each Material Contract have been furnished or made available to the Purchaser. Except as set forth in Section 8.14 of the Disclosure Schedule each of the

Companies and Subsidiaries are not in breach or default in any material respect under any Material Contract. Each Material Contract is in full force and effect and is enforceable against each of the Companies or Subsidiaries and, to the Knowledge of the Seller, against the other parties thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. Except as set forth in Schedule 8.14 of the Disclosure Schedule, neither the Companies nor the Subsidiaries has been notified that any party to any Material Contract intends to cancel or terminate under any Material Contract.

SECTION 8.15      NONCONTRAVENTION

Except as set forth in Section 8.15 of the Disclosure Schedule hereto and except for leases or subleases that do not constitute Material Leases or Material Tangible Personal Property leases and agreements that do not constitute Material Contracts, neither the execution or delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will
(a) violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which any of the Companies or Subsidiaries or the Business is subject, (b) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which, any of the Companies or Subsidiaries or the Business is a party, or constitute a default in any material respect thereunder, (c) result in the creation of any Encumbrance upon any of the Companies' or Subsidiaries' assets (except Encumbrances that individually and in the aggregate are not material) or (d) violate in any material respect any of the provisions of the Companies' or Subsidiaries' articles of association, or the equivalent documents.

SECTION 8.16      LITIGATION

Except as disclosed in Section 8.16 of the Disclosure Schedule, there is no action, suit, proceeding or formal governmental inquiry or investigation pending, or, to the Knowledge of the Seller or any Subsidiary, threatened, against the Seller or any Subsidiary or affecting any of the assets of the Division or which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of any local merger and acquisition act and except as set forth in Section 8.16 of the Disclosure Schedule, no consent, approval or authorization of any Governmental Authority on the part of the Seller or any Company or Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or authorization would not have a Material Adverse Effect.

SECTION 8.17      ENVIRONMENTAL MATTERS.

Except as disclosed in Section 8.17 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (a) the operations of each of the Companies or

Subsidiaries are in compliance with applicable Environmental Laws. (b) neither the Companies nor the Subsidiaries are subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law or (c) neither the Companies nor the Subsidiaries not received any written notice that it is in violation of any Environmental Law.

SECTION 8.18      EMPLOYEE BENEFITS

     (a) Plans and Material Documents. Section 8.18 of the Disclosure Schedule lists (i) all employee benefit plans and all bonus, share option, share purchase, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Seller or any Company or Subsidiary is a party, with respect to which the Seller or any Company, or Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Seller or any Subsidiary for the benefit of any current or former employee, officer or director of the Seller or any Company, or Subsidiary, (ii), any contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Seller or any Company, or Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to a sale of the Seller (collectively, the "PLANS"). Each Plan is in writing and the Seller has furnished or made available to the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Section 8.19 of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Seller or any Company or Subsidiary is a party, with respect to which the Seller or any Company or Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Seller or any Subsidiary for the benefit of any current or former employee, officer or director of the Seller or any Company or Subsidiary. Neither the Seller nor any Company or Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual.

     (b) Labor Matters. Except as set forth in Section 8.18 of the Disclosure Schedule, (i) neither the Seller nor any Company or Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller in the Business or any Company or Subsidiary and to the Knowledge of the Seller, any Company or Subsidiary currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Seller or any Company or Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller after due inquiry, threatened between the Seller or any Company or Subsidiary and any of their respective employees, and neither the Seller nor any Company or Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) neither the Seller nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Seller or any Company or Subsidiary under any such agreement or contract that could have a Material Adverse Effect (iv) there are no unfair labor practice complaints pending against the Seller or any Subsidiary before any local labor board or any other Governmental Authority or any current union representation questions involving employees of the Seller, any Company or any Subsidiary that could have a Material Adverse Effect; each of the Seller, the Companies and each Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) each of the Seller and each Company and Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees (vii) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Seller or any Company or Subsidiary; (viii) neither the Seller or any Company or Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;
          (ix) there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Seller or any Company or Subsidiary; and (x) to the Knowledge of the Seller, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Seller, threatened before any Governmental Authority in any jurisdiction in which the Seller or any Subsidiary has employed or currently employs any Person.

     (c) Key Employees. Section 8.18 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996, 1997, 1998 and 1999, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Seller or any Subsidiary whose annual compensation exceeded (or, in 2000, is expected to exceed) U.S.$ 150,000.

     (d) Employee Agreements. Substantially all directors, officers, management employees, and technical and professional employees of the Seller and each Company and Subsidiary are under written obligation to the Seller or the respective Company and Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller or the Companies, Subsidiaries all inventions made by them in connection within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 8.19      INTELLECTUAL PROPERTY; BUSINESS SYSTEMS

     (a) Section 8.19 of the Disclosure Schedule contains a complete and correct list of material Intellectual Property owned or used by the Business, any registrations and pending applications therefor, and each license or other agreement relating thereto, including each patent registration and pending application relating to secure internet testing services via camera and biometric technologies. Except as set forth in Section 8.19 of the Disclosure Schedule, all of the Intellectual Property owned by the Business (i) is owned by the party shown on such Schedule as owning the same in the case of material Intellectual Property or (ii) on the Closing Date will be owned by the Seller, the Companies, one of the Subsidiaries or Prometric, in each case free and clear of all Encumbrances. Except as set forth in Section 8.19 of the Disclosure Schedule, there have been no claims asserted in writing, which are still pending, that any of the material Intellectual Property owned or used in the Business is invalid or conflicts with the asserted rights of others.

     (b) To the knowledge of the Seller and each Company and Subsidiary, except as set forth in Section of the Disclosure Schedule, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Intellectual Property or that infringe upon the Intellectual Property or upon the rights of the Seller or any Subsidiary therein. Except as disclosed in Section 8.19 of the Disclosure Schedule, neither the Seller nor any Company and Subsidiary has granted any license or other right to any other Person with respect to the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property subject to the filing of any necessary assignments with the appropriate Governmental Authority. The non-competition and confidentiality agreements between the Seller and employees involved in the Business have been or prior to the Closing will be validly assigned to the Companies and Subsidiaries.

     (c) The Seller has (i) initiated a review and assessment of the Business and operations of each Company and Subsidiary (including those areas affected by suppliers and vendors) that could reasonably be affected by the Year 2000 Problem, (ii) developed the plan disclosed to the Purchaser (the "YEAR 2000 PLAN") to address the Year 2000 Problem, and
          (iii) implemented and complied with the Year 2000 Plan in accordance with the terms thereof. The Year 2000 Plan includes all appropriate, necessary and timely steps, actions and plans to make the assets and the businesses and each Company and Subsidiary Year 2000 Compliant in accordance with the methods and the time frames set forth therein. As of the date hereof, there are no issues or events that prevent the Seller and each Company and Subsidiary from fully addressing the Year 2000 Problem consistent with the terms of the Year 2000 Plan.

     (d) Except as provided in Section 8.19 of the Disclosure Schedule, the transactions contemplated by this Agreement will not (i) result in the infringement or misappropriation by any Subsidiary or the Business of any Intellectual Property right of any other person or entity, or (ii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to any Company or Subsidiary or the Business by, any licenses, franchises, permits or government authorizations listed in Section 8.19 of the Disclosure Schedule or any contracts involving the grant to the Company of any rights relating to the Intellectual Property of any third party.

     (e) The business, test delivery and administrative systems of the Business, including scheduling and call centers, networks and communications and the infrastructure and computer environment in which they run, are sufficient and operate, and will continue to be sufficient and to operate as of the Closing Date, in a manner such that the Business can continue to be conducted in all material respects as it is currently conducted.

SECTION 8.20      BROKERS

Not one of the Subsidiaries have had any dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that SLS has engaged the services and will pay the fees and expenses of Deutsche Banc Alex. Brown.

SECTION 8.21      DISCLOSURE

No representation or warranty by the Seller in this Agreement, and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

SECTION 8.22      TRANSACTIONS WITH AFFILIATE

Except as disclosed in Section 8.22 of the Disclosure Schedule, (a) the Companies and Subsidiaries are not a party to any material arrangement with the Seller or any of its Affiliates and (b) the Seller and its Affiliates do not provide any material services to the any Company or Subsidiary or the Business. Neither the Seller nor, to the Knowledge of the Seller or the Companies, Subsidiaries, any officer or director of the Seller or any of its Affiliates has any material financial interest in any competitor, customer or client of the Business or owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property used or held for use by the Business.



                                   ARTICLE IX
                         REPRESENTATIONS AND WARRANTIES
                                REGARDING SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

SECTION 9.01      ORGANIZATION; GOOD STANDING

The Seller is a private company duly organized, validly existing and in good standing under the laws of the Netherlands.

SECTION 9.02      AUTHORIZATION OF TRANSACTION

The Seller has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the board of directors of the Seller and by all other necessary action on the part of the Seller and its shareholders. Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Seller fully enforceable against the Seller in accordance with its terms, subject to Bankruptcy and Equity Exceptions.

SECTION 9.03      NONCONTRAVENTION

Neither the execution nor delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Seller is a party or to which it is bound or subject, or the provisions of the

Seller articles of association, or (b) except as provided in Section 9.03 of the Disclosure Schedule, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Seller is a party, or constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any of its assets (except Encumbrances that individually and in the aggregate are immaterial).

SECTION 9.04      LITIGATION; CONSENTS

There is no action, suit, proceeding or formal governmental inquiry or investigation pending, or to the Seller's Knowledge threatened, against the Seller that seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with the provisions of any local merger and acquisition act, no consent, approval or authorization of any Governmental Authority on the part of the Seller is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

SECTION 9.05      FAIRNESS OPINION

Deutsche Banc Alex. Brown has delivered to the board of directors of SLS, Inc. its opinion, dated as of the date of this Agreement, that the consideration to be paid to the Seller in the transaction is fair to the Seller from a financial point of view.

SECTION 9.06      BROKERS

The Seller has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that SLS, Inc. has engaged the services and will pay the fees and expenses of Deutsche Banc Alex. Brown.

                                    ARTICLE X
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller and the Company as follows:

SECTION 10.01     ORGANIZATION; GOOD STANDING

The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Netherlands.

SECTION 10.02     AUTHORIZATION

The Purchaser has the full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser and by all other necessary action on the part of the Purchaser and its shareholders. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

SECTION 10.03     NONCONTRAVENTION.

Neither the execution or delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, governmental agency, or court to which the Purchaser or any of its subsidiaries is a party or to which any of them is bound or subject, or the provisions of the Purchaser articles of association, or (b) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any material agreement to which the Purchaser or any subsidiary is a party, or constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any of their respective assets (except Encumbrances that individually and in the aggregate are not material).

SECTION 10.04     LITIGATION; CONSENTS

There is no action, suit, proceeding or formal governmental inquiry or investigation pending, or to the Purchaser's Knowledge threatened, against the Purchaser that seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Other than in connection with the provisions of any local merger and acquisition act or anti trust act, no consent, approval or authorization of any Governmental Authority on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

SECTION 10.05     INVESTMENT

The Purchaser is acquiring the Shares for its own investment and not with a view to sale or distribution thereof. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in the Shares to such person or any third person.

SECTION 10.06     FINANCIAL ABILITY.

The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated hereby.

SECTION 10.7      BROKERS

The Purchaser or Thomson has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, except that the parent company of Purchaser has engaged the services and will pay the fees and expenses of Merrill Lynch & Co., Incorporated.


                                   ARTICLE XI
                              PRE-CLOSING COVENANTS

The parties hereto agree as follows with regard to the period between the execution of this Agreement and the Closing:

SECTION 11.01     FILINGS; OTHER ACTIONS

Upon the terms and subject to the conditions contained herein, each of the parties shall (a) cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits, (b) make their respective filings promptly and any other required or requested submissions under the any local merger and acquisition and any anti trust act, furnish to each other party hereto all such information in its possession as may be necessary for the completion of such filings and submissions to be filed by the other party, and use its Best Efforts to obtain an early termination of the applicable waiting period and (c) use its Best Efforts to take any and all other actions necessary to consummate the transactions provided for in this Agreement.

SECTION 11.02     ACCESS; COOPERATION

From and after the date hereof and until the Closing Date, the Seller and the Companies shall, and the Companies shall cause each Subsidiary to, use its Best Efforts to make available for inspection by the Purchaser or its Representatives, upon reasonable advance notice, during normal business hours and in a manner so as not to interfere with normal business operations of the Seller, the Companies or the Subsidiaries and the Companies corporate or comparable records, books of account, employee records, contracts and all other documents reasonably requested by the Purchaser or its Representatives in order to permit the Purchaser and such Representatives to make reasonable inspection and examination of the business and affairs of the Business and any Company or Subsidiary. The Seller and the Companies shall cause the managerial employees of the Business, the Companies and any Subsidiary to be available upon reasonable advance notice to answer questions concerning the business and affairs of the any Company or Subsidiary and to meet with the Purchaser and customers or supplier of the Business to obtain any necessary consents to assignment, waivers or amendments under contracts related to the Business. The Seller shall use its Best Efforts to take any and all corporate action to consummate the transactions contemplated by this Agreement.

SECTION 11.03     CONDUCT OF BUSINESS PRIOR TO CLOSING DATE.

From the date hereof to the Closing Date, each Company, each Subsidiary and the Seller shall:

     (a) conduct the Business in the ordinary and usual course of business consistent with past and current practices and shall use their Best Efforts to maintain and preserve intact their business organizations and goodwill, to retain the services of their key officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers, clients and others having business relationships with them;

     (b) confer on a regular and frequent basis with Representatives of the Purchaser to report operational matters and the general status of ongoing operations including profit margins, cost increases and material adverse trends;

     (c) except in connection with the transactions expressly contemplated by this Agreement, take no action (or fail to take any action) which would cause or permit their respective representations and warranties contained in this Agreement to be untrue in any material respect at the Closing Date;

     (d) except as described in Section 11.03 of the Disclosure Schedule, the Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, neither the Seller, any Company or Subsidiary nor any other subsidiary of the Seller will do any of the things enumerated in Section 11.03 (including, without limitation, clauses (a) through (x) thereof);

     (e) confer with the Purchaser regarding any communication or negotiation with respect to any disputed material Receivable; and

     (f) diligently defend in consultation with the Purchaser the litigation referred to in Schedule 6.03 (c) hereto; provided, however, that such litigation shall not be compromised or settled without the Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed, it being understood that any such settlement or compromise shall give a full, complete and unconditional release of any and all liability and claims against any Company, any Subsidiaries and the Business.

SECTION 11.04     NOTIFICATION OF DEVELOPMENTS

The Seller shall give prompt notice to the Purchaser of the occurrence or non-occurrence of any event of which the Seller has Knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of any of the Seller, any Company or any Subsidiary contained herein to be untrue or inaccurate in any material respect at or prior to the Closing. The Purchaser shall give prompt notice to the Seller of (a) the occurrence or nonoccurrence of any event of which the Purchaser has Knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the Purchaser contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 11.04 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Sections 12.01 and 12.02 or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party also will notify the other in writing of, and will use its Best Efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party.

SECTION 11.05     BREAK-UP FEE

In the event that this Agreement is terminated by the Purchaser pursuant to
Section 17.01(b) of this Agreement because (x) of (a) Seller's refusal to consummate the Closing or (b) Seller's failure to use its Best Efforts to satisfy the conditions to Closing set forth in Section 13.01 or (y) there is then pending any Action described in 13.01(f) (or in either case would be so terminable by Purchaser but for the fact that the Seller shall have terminated this Agreement pursuant to such Section 17.01(b)), then the Seller shall pay to the Purchaser a fee equal to 5% of the Purchase Price (the "BREAK-UP FEE"). The payment of the Break-Up Fee shall be made as reimbursement for expenses incurred by the Purchaser relating to the transactions contemplated by this Agreement, and as liquidated damages (it being understood that actual damages would be difficult, if not impossible to determine with certainty in the event of such termination), which the Purchaser hereby agrees is reasonable. Any Break-Up Fee payable by the Seller to the Purchaser pursuant to this Section 11.05 shall be paid to the Seller within 10 business days after written notice by the Purchaser to the Seller that the Break-Up Fee is due and payable. The payment of the Break-Up Fee provided for in this Section 11.05 shall be the Purchaser's exclusive remedy for the events described in (a) and
(b) above.


SECTION 11.06     AMENDMENT OF SCHEDULE.

Each party hereto, with respect to the representations and warranties of such party contained in this Agreement, shall have the continuing obligation until the Closing Date to supplement or amend promptly the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

SECTION 11.07     CERTAIN PAYMENTS.

SLS shall pay all bonuses included in accrued expenses or accounts payable and payable to employees of the Business under the Prometric Strategic Plan.

SECTION 11.08     DUE DILIGENCE BY PURCHASER.

Purchaser shall perform a legal, tax, operational, commercial and financial due diligence with respect to the Assets and Subsidiaries it wishes to acquire and the Contracts and Liabilities it wishes to assume from the Seller.

                                   ARTICLE XII
                                   TAX MATTERS

SECTION 12.01      INDEMNITY

     (a) The Seller and SLS, Inc. shall jointly and severally shall indemnify and hold harmless the Purchaser against the following Taxes (except to the extent current taxes on the Closing Balance Sheet have been specifically reserved for such Taxes) and, except as otherwise provided in Section 12.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Seller, any Company, any Subsidiaries or the Business with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Seller, any Company. any Subsidiaries or the Business which are allocable, pursuant to Section
          12.01 (b), to the portion of such period ending on the Closing Date;
          (iii) Taxes imposed on any member of any affiliated group with which the Seller and the Subsidiaries file, have filed or should have filed a Tax Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; and (iv) Taxes imposed on the Purchaser as a result of any breach of warranty or misrepresentation under Section 8.09 of this Agreement. The Purchaser shall be responsible for Taxes and associated expenses not allocated to the Seller pursuant to the first sentence hereof.

     (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

             (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 12.07, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

             (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Seller, the Companies, the Subsidiaries or the Business or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 12.02     TAX RETURNS AND PAYMENTS.

     (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Seller, the Companies, the Subsidiaries and the Business that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same for Tax Returns relating to the Companies, the Subsidiaries and the Business with respect to any taxable period ending after the Closing Date). Tax Returns of the Companies, the Subsidiaries and the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to such corporations (except to the extent counsel for the Seller renders a legal opinion there is no reasonable basis in Law therefor or that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any Tax Return required to be filed by the Purchaser or the Seller with respect to the Companies, the Subsidiaries and the Business and as to which an amount of Tax is allocable to the other party under Section 12.01 (b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 12.01 (b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior the filing of such Tax Return.

     (b) The Seller shall pay or cause to be paid when due (including any extension of time to file) and payable all Taxes with respect to the Seller, the Companies, the Subsidiaries and the Business for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current taxes payable on the Closing Balance Sheet, and the Purchaser shall so pay or cause to be paid Taxes for the Business for any taxable period after the Closing Date (subject to its right of indemnification from the Seller by the date set forth in Section 12.05 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 12.01 (a) and (b).

SECTION 12.03     REFUNDS

Any Tax refund (including any interest with respect thereto) relating to the Seller, any Company, any Subsidiary or the Business for any taxable period prior to the Closing Date (except for any refund included on the Reference Balance Sheet, which shall be the property of the Purchaser, and if paid to the Seller, shall be paid over promptly to the Purchaser) shall be the property of the

Seller, and if received by the Purchaser shall be payable promptly to the Seller. Notwithstanding the foregoing sentence: (a) any Tax refund (or equivalent benefit to the Seller through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by the Business in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Seller, shall be payable promptly to the Purchaser; and (b) if, and to the extent that as of such time, if any, as the Purchaser shall receive a refund that would be the property of the Seller and payable to the Seller under the foregoing sentence, Taxes have been asserted in writing that would be required to be indemnified by the Seller hereunder, all or part of such refund up to an amount equal to 120% of such asserted Taxes, shall be paid to the Seller.

SECTION 12.04     CONTESTS

     (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article XII; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Agreement except to the extent, if any, that, but for such failure, the Seller could have avoided all or a portion of the Tax liability in question.

     (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Seller acknowledges in writing its responsibility under this Agreement to hold the Purchaser harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 12.01 (b) to the portion of such year ending on or before the Closing Date), the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Seller has acknowledged its liability; the Purchaser also may participate in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Seller setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

     (c) With respect to issues relating to a potential adjustment for which both the Seller (as evidenced by its acknowledgment under this Section 12.04) and the Purchaser could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article XII by the Purchaser and the Seller.

     (d) Neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Seller agree to cooperate in the defense against or compromise of any claim in any audit or proceeding.

Section 12.05     TIME OF PAYMENT.

Payment by the Seller of any amounts due under this Article XII in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the Seller is responsible under Sections 12.01 (a) and (b) without regard to whether the Tax Return shows overall net income or loss for such period, and (b) within three Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority. If liability under this Article XII is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this Article XII shall be made within five Business Days after the date when the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under this Article XII and is provided with calculations or other materials supporting such liability.

SECTION 12.06     COOPERATION AND EXCHANGE OF INFORMATION

Upon the terms set forth in Section 11.02, the Seller and the Purchaser shall cooperate and provide each other with information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller and the Company or the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 12.06 shall be kept confidential in accordance with the Letter Agreement except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 12.07     CONVEYANCE TAXES

The Seller shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and similar fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing. The Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Seller with an executed copy thereof.


SECTION 12.08     MISCELLANEOUS

         (a) The Seller and the Purchaser shall treat all payments made by either to or for the benefit of the other (including any payments to the Seller, any Company or any Subsidiary) under this Article XII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser pursuant to this Article XII, and the representations and warranties contained in Section 8.09, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

         (c) From and after the date of this Agreement, the Seller shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect the Business.

         (d) For purposes of this Article XII, "the Purchaser" and "the Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

         (e) The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article XII.


                                  ARTICLE XIII
                        CONDITIONS TO OBLIGATION TO CLOSE

SECTION 13.01     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION

The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in writing:

         (a) Representations and Warranties. Each of the representations and warranties of the Seller and the Companies contained in Articles VIII and IX that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

         (b) Covenants. The Seller and the Companies shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by them between the date hereof and the Closing Date.

         (c) Merger and Acquisition and Anti Trust Acts. The waiting period (and any extension thereof) under any merger and acquisitions and anti trust Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of government and governmental agencies.

         (d) Required Consents. Any Company shall have received all necessary consents for the transfer of the Material Leases in form reasonably satisfactory to the Purchaser.

         (e) Required Deliveries. The Seller shall have made all deliveries and taken all actions required by Section 7.02 (a).

         (f) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its reasonable discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, in the Purchaser's reasonable discretion, the consummation of the transactions contemplated by this Agreement.

         (g) Audited Balances. The Purchaser or its parent company shall have received audited Financial Statements for the Business as of the year ended December 31, 1999 from the Seller or SLS, Inc.

         (h) No Material Adverse Effect. As of the Closing Date, no event or circumstance shall have occurred with respect to any Company, any Subsidiary which would constitute a Material Adverse Effect, and not any Company, nor Subsidiary shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of any Company or any Subsidiary to conduct its business.

         (i) Intercompany Transfers. The Seller and the Companies shall have provided the Purchaser with true, complete and correct copies of all agreements, documents and instruments relating to the transfer of the Assets and Assumed Liabilities (but none of the Excluded Liabilities) of the Business to the Company, all of which shall be in form and substance satisfactory to the Purchaser.

         (j) Works Council. The Purchaser has received approval of the Works Council, if any.

         (k) U.S. Closing. Simultaneously with the Closing hereunder, the closing of the Stock Purchase Agreement shall occur.

Section 13.02     CONDITIONS PRECEDENT TO SELLER'S AND COMPANY'S OBLIGATION

The obligations of the Seller and the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Seller or the Company in writing:

         (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Article X hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

         (b) Covenants. The Purchaser shall have performed and complied in all material respects with each of the covenants and provisions in this Agreement required herein to be performed or complied with by the Purchaser between the date hereof and the Closing Date.

         (c) Merger and Acquisition- and Anti Trust Acts. The waiting period (and any extension thereof) under any merger and acquisitions- and anti trust Act shall have expired or been terminated and the parties shall have received all other required authorizations, consents and approvals of government and governmental agencies.

         (d) Required Deliveries. Purchaser shall have made all deliveries and taken all actions required by Section 7.02 (b) hereof.

         (e) Works Council. Both the Seller and the Companies have received all necessary approvals of any Works Council.

         (f) U.S. Closing. Simultaneously with the Closing hereunder, the closing of the Stock Purchase Agreement shall occur.


                                   ARTICLE XIV
                             POST-CLOSING COVENANTS

Section 14.01     GENERAL.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents and making all of its corporate machinery available to obtain any required consents, approvals, waivers or ratifications as may be necessary) as any other party reasonably may request, all at the sole cost and expense of the requesting party, unless the requesting party is entitled to indemnification therefor under Article XV.

SECTION 14.02     PROTECTION OF THE BUSINESS

         (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 6.01, the Seller and the Purchaser agree that, for a period of five (5) years after the Closing (the "RESTRICTED PERIOD"), the Seller shall not engage, directly or indirectly, in any capacity, in any business anywhere in the world that offers secure computer-based testing services to any entity, person, company or organization (other than the Company or its Affiliates) or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, shareholder, consultant or otherwise, any Person that competes with the Purchaser, any Company, any Subsidiary or the Business in offering secure computer-based testing services; provided, however, that, for the purposes of this Section 14.02 ownership of securities representing less than five (5) percent of the outstanding voting power of any competitor shall not be deemed to be in violation of this Section 14.02 so long as the Person owning such securities has no other connection or relationship with such competitor. Nothing in this Section 14.02 will prevent the Seller or its Affiliates (i) from providing, directly or indirectly, computer-based tests to persons who are provided educational services by the Seller or any of its Affiliates so long as such tests are ancillary to such educational services or to test its current or prospective employees or (ii) from conducting or engaging in, directly or indirectly, any business other than computer-based testing regardless of whether such business is also conducted or engaged in by the Purchaser, Thomson or their respective Affiliates. For purposes of this Section 14.02(a), "secure" means any computer-based test requiring proctoring, with proctoring meaning having individuals physically present to monitor test taking, remote proctoring to monitor test taking or any other type of monitoring designed to ensure that the test takers follow guidelines set for the test being taken.

         (b) Seller shall not, and will not permit any of its Affiliates to, directly or indirectly, solicit the employment of, attempt to employ, or employ any employee of the Business during the period commencing on the Closing Date and ending eighteen months thereafter; provided, however, that the forgoing shall not prohibit Seller from hiring any former employee of the Business
              (i) on any unsolicited basis or (ii) as the direct result of a general solicitation to the public or general advertising; provided further, that if at any time during the twelve months following the Closing the Seller proposes to hire a former non-clerical employee of the Business whose employment by the Business terminated voluntarily less than 90 days prior to such date, prior to hiring such individual the Seller will notify the Purchaser and give the Purchaser a reasonable opportunity to attempt to rehire such employee. In addition, the Seller and its Affiliates will not during such eighteen month period, engage or employ any person acting as a consultant to the Business on the Closing Date in a manner that would interfere with such consultant's ability to continue to perform services to the Business as required by the Business.

         (c) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this
              Section 14.02.

         (d) The Seller acknowledges that the covenants of the Seller set forth in paragraphs (a) through (c) of this Section 14.02 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 14.02 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 14.02 are reasonable and proper.

         (e) The Seller agrees to contract with the Companies for any proctored, secure computer-based testing Seller may require in the future, provided that: (i) the Purchaser gives Seller most favored nation pricing for the type of testing to be delivered by the Company, and (ii) the Companies are then able to meet the specifications for such delivery of the tests.

SECTION 14.03     NON-COMPETITION BY PURCHASER AND GUARANTOR.

During the Restricted Period, the Purchaser and Thomson and their Affiliates shall not provide in any STC any educational services that compete with any of the educational services generally provided in Sylvan Learning Centers by the Seller, its Affiliates, franchisees or other operators of Sylvan Learning Centers; it being understood that this Section 14.03 is not intended to restrict the Purchaser or Thomson and their Affiliates from conducting any business activities in any locations other than STCs.

SECTION 14.04     USE OF INTELLECTUAL PROPERTY

         (a) Except as set forth in Section 14.04 of the Disclosure Schedule, from and after the Closing, the Seller shall not use any of the owned Intellectual Property.

         (b) As soon as possible after the Closing the Seller shall remove the name Prometric, and cause any of its Companies and Subsidiaries that use such name in their corporate names to amend its Charter Documents accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property or any trademark, servicemark, trade dress, logo, trade name, or corporate name similar or related thereto. As promptly as practicable following the Closing, the Seller shall remove or obliterate any Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property.

         (c) For a period of twelve months after the Closing, the Purchaser shall have the right to use the Sylvan name in combination with the name Prometric or as otherwise used by the Business prior to the Closing. The Purchaser understands and agrees that it is not acquiring any interest in the name "Sylvan" or any goodwill associated therewith. The Purchaser shall in no way represent that it is affiliated with SLS in the use of the Sylvan name as provided in this Section 14.04. SLS hereby grants the Purchaser a non-exclusive, royalty-free license to use the Sylvan name for the twelve months' period herein provided.


                                   ARTICLE XV
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

SECTION 15.01     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The parties hereto agree that the representations and warranties, and the covenants and agreements contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, until the second anniversary thereof; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in Article XII (b) the representations or warranties dealing with environmental matters shall survive the Closing until the fifth anniversary of the Closing, (c) the representations and warranties made in Section 8.01, 8.21, 9.01, 9.02, 9.06, 10.01, 10.02 and 10.07 shall survive in full force and effect indefinitely and
(d) the covenants and agreements made in this Agreement that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, and Articles XV, XVI and XVII of this Agreement shall survive in full force and effect indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

SECTION 15.02     INDEMNIFICATION.

         (a) By Seller and SLS, Inc. The Seller and SLS, Inc. shall jointly and severally indemnify and hold the Purchaser, the Companies, the Subsidiaries and their Affiliates and Representatives harmless from and against any and all losses, claims, demands, liabilities, obligations, damages, deficiencies, assessments, judgments, payments, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, any amounts paid in investigation, defense or settlement of any of the foregoing and interest) ("DAMAGES") incurred in connection with, arising out of, resulting from or incident to, (i) any breach of the representations and warranties of the Seller or the Subsidiaries set forth in Articles VIII and XI or on the schedules or certificates delivered in connection herewith, or (ii) any breach of any covenant or agreement made by the Seller, the Companies or the Subsidiaries in this Agreement.

         (b) By Purchaser. The Purchaser agrees to indemnify and hold the Seller and its Affiliates and Representatives harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, (i) any breach of the representations and warranties of the Purchaser set forth in
              Article VII or on the schedules or certificates delivered in connection herewith, (ii) any breach of any covenant or agreement made by the Purchaser in this Agreement, or (iii) operation of the business of the Subsidiaries after the Closing Date.

         (c) Damages. The term "DAMAGES" as used in this Section 15.02 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by any indemnified party in the absence of third party claims.

         (d) Limitations on Indemnification. The persons or entities indemnified pursuant to Section 15.02(a) and Section 10.02(a) of the Stock Purchase Agreement shall not assert any claim other than a Third Person claim for indemnification hereunder or under
              Section 10.02(d) of the Stock Purchase Agreement unless and until, and solely to the extent that, the aggregate of all such claims shall exceed U.S.$ 2,000,000 (the "DEDUCTIBLE"), in which event such indemnification shall be effective with respect to all Damages, in excess of the Deductible; provided, however, that this limitation shall not apply to (i) claims of or relating to fraud or willful misrepresentation or willful misconduct by any party or
              (ii) any breach of the representations contained in Sections 8.01,
              9.01 and 9.02 hereof or Sections 3.01, 4.01 and 4.02 of the Stock Purchase Agreement. In addition to the other limitations of this
              Section 15.02 (d), the amount of any indemnification under this Agreement and the Stock Purchase Agreement will be reduced by any insurance proceeds paid to the indemnifying party as a result of its Damages. The indemnifying party will be obligated to submit to its insurance carrier all coverable claims and pursue such claims against its insurance carrier in good faith. In addition to the other limitations described in this Section 15.02(d), it is expressly understood that the obligations of the Seller to pay any amounts for indemnification under Section 15.02(a) and Section
              10.2 of the Stock Purchase Agreement shall not exceed the "INDEMNIFICATION LIMIT" (as defined herein); provided, however, that this limitation shall not apply to (i) claims of or relating to fraud or willful misrepresentation or willful misconduct by any party, and (ii) any breach of the representations contained in Sections 8.01, 9.01 and 9.02 hereof and Sections 3.01, 4.01 and
              4.02 of the Stock Purchase Agreement. For purposes of this Section 15.02 (d), the "INDEMNIFICATION LIMIT" shall be 50% of the Purchase Price hereunder plus 50% of the Purchase Price under the Stock Purchase Agreement. No person shall be entitled to indemnification under this Section 15.02 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

         (e)  Defense of Claims; Third Person Claims.
             ---------------------------------------
              (i) If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 15.02. Such Claim Notice shall specify the nature and amount of the Claim asserted, if actually known to the party entitled to indemnification hereunder. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons). Subject to the limitations of this Section 15.02, the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice, who shall be reasonably satisfactory to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed; provided, however, that any such compromise or settlement shall give each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with and subject to the limitations of this
                   Section 15.02 and for any final judgment (subject to any right of appeal).

              (ii) In the event that any action, suit, proceeding or
                   investigation relating hereto or to the transactions contemplated by this Agreement is commenced, the parties hereto agree to reasonably cooperate to defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are reasonably necessary or appropriate for such defense.

              (iii)Promptly after any party hereto (the "INDEMNIFIED PARTY") has received notice of or has Knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Section
                   15.02 (the "INDEMNIFYING PARTY"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding as soon as practicable. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Subject to the limitations of this Section 15.02, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably satisfactory to the Indemnified Party, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; and provided, further, that any such compromise or settlement shall give each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate, at the

                   Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim that gives each Indemnified Party a full, complete and unconditional release of any and all liability by all relevant parties relating thereto and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         (f) Special Indemnification Regarding Excluded Liabilities. The Seller shall indemnify and hold harmless the Purchaser, the Company and their Affiliates and Representatives from and against any and all Excluded Liabilities. Notwithstanding any other provision contained herein, any amount paid by the Seller pursuant to this
              Section 15.02 (f) shall not be subject to the Deductible or includible in the Indemnification Limit.

         (g) Exclusive Remedy. Except as provided in paragraph (i) below, the rights of indemnification provided to the Purchaser and the Seller in this Section 15.02 are intended to be the sole remedies of such parties for any claim by either the Purchaser against the Seller or by the Seller against the Purchaser, and the parties intend, to the maximum possible extent, to preclude any other claims, on whatever cause of action predicated.

         (h) Tax Indemnification. Anything in this Article XV to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article XII.

                                   ARTICLE XVI
                      FEES AND EXPENSES; INJUNCTIVE RELIEF


SECTION 16.01     FEES AND EXPENSES.

Except as set forth in Section 15.02, all fees, including Broker Fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

SECTION 16.02     INJUNCTIVE RELIEF.

Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the noncompetition agreement contained in Section
14.02 and the indemnities contained in Article XV. It is, accordingly, agreed that, in addition to any other remedies which may be available upon the breach of, or to prevent a breach of, any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties', covenants and agreements contained in this Agreement, in any case without the necessity of posting a bond or other security.



                                  ARTICLE XVII
                                   TERMINATION

SECTION 17.01     TERMINATION.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

         (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the Seller and the Purchaser.

         (b) By either the Seller or the Purchaser, if the Closing shall not have occurred prior to June 30, 2000 unless (i) the parties have not then received any approvals under Hart-Scott-Rodino (as defined in the Stock Purchase Agreement) or any local merger and acquisition act or (ii) there is then pending any Action described in Section 13.01(f), in either which case the applicable date under this Section 17.01 (b) shall be extended to September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 17.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

         (c) The Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date if (i) the Seller has breached any representation or warranty or covenant contained in this Agreement, (ii) such breach, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on the Company or the Division or is reasonably likely to prevent or to materially burden or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or if there has been any failure on the part of the Seller Company to comply in all material respects with its obligations hereunder, and (iii) the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

         (d) The Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing Date if (i) the Purchaser has breached any representation, warranty or covenant contained in this Agreement, (ii) such breach, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Purchaser or is reasonably likely to prevent or to materially burden or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or if there has been any failure on the part of the Purchaser to comply in all material respects with their obligations hereunder, and (iii) the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.


SECTION 17.02     CONSEQUENCES OF TERMINATION

In the event that this Agreement shall be terminated in accordance with this
Article XVII (a) each party shall redeliver all documents, work papers and other material, and copies thereof, of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (including, but not limited to, all information that would be considered "CONFIDENTIAL INFORMATION" under the Letter Agreement concerning confidentiality by and between the Purchaser and the Seller dated October 1, 1999, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any willful or intentional breach of any representation, warranty, covenant or agreement contained herein or for any breach of the representations contained in Sections 8.01, 9.01 and
9.02 hereof, as to which, in each case, all remedies, including the availability of specific performance or other injunctive relief, shall remain available); provided, however, that in the event this Agreement is terminated for any reason whatsoever, the confidentiality provisions contained in Section 18.01 below and the confidentiality, non-solicitation and standstill provisions contained in the Letter Agreement, which by their terms are applicable (including but not limited to the provision regarding confidentiality), shall continue in full force and effect as provided therein and shall survive such termination.

                                  ARTICLE XVIII
                                  MISCELLANEOUS

SECTION 18.01     LETTER AGREEMENT; PRESS RELEASES

     a) As amended as of the date hereof, all terms of the Letter Agreement shall survive both execution of this Agreement and any future termination of this Agreement. Paragraphs 7(a) and 7(b) of the Letter Agreement shall be, and hereby are, amended so that the references in such Paragraphs to "one year" shall mean one year from the date of Closing under this Agreement.

     (b) Both prior to and following Closing, neither the Purchaser nor the Seller shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other parties or, if required by law, without prior consultation with the other parties.


SECTION 18.02     NO RELIANCE ON OTHER INFORMATION.

Except for the representations and warranties (including the information contained on the schedules hereto) contained in this Agreement, none of the parties hereto nor any Representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied.

SECTION 18.03     NOTICES

Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by pre-paid first class mail, overnight courier or facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

         In the case of the Purchaser:

                  Dodd Street Holdings B.V.
                  Koningslaan 39, 1075 AB
                  Amsterdam, The Netherlands
                  Telecopy:
                  Attention:

         With a copy to:

                  C.O. The Thomson Corporation
                  Metro Center at One Station Place
                  Stamford, Connecticut  06902
                  Telecopy:  (203) 348-5718
                  Attention:  General Counsel

         With a copy to:

         With a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022-6069
                  Telecopy:  (212) 848-7179
                  Attention:  David W. Heleniak, Esq.

         In the case of the Seller or the Subsidiaries

                  Sylvan Learning Systems, Inc.
                  1000 Lancaster Street
                  Baltimore, Maryland  21202
                  Attention:  B. Lee McGee
                  Fax:  410-843-8060

         With a copy to:

                  Holland & Van Gijzen
                  Attention: Jan Meijerman, Esq.
                  Marten Meesweg 115
                  3068 AV Rotterdam, the Netherlands
                  FAX: 31-10-407 26 12

         With a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  36 South Charles Street
                  Baltimore, Maryland  21201
                  Attention:  Richard C. Tilghman, Jr., Esquire
                  Fax:  410-576-1763


All such notices an communications shall be deemed to have been duly given: when personally delivered; three Business Days after being deposited in the mail, as aforesaid; next day, if by overnight courier with guaranteed delivery; and when receipt is acknowledged, if transmitted by facsimile.

SECTION 18.04     ENTIRE AGREEMENT; AMENDMENT; WAIVER

This Agreement together with all exhibits and schedules hereto (including the Disclosure Schedule as updated pursuant to section 11.06 hereof) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, except that the provisions contained in the Letter Agreement which by their terms are applicable (including but not limited to the provisions regarding confidentiality) shall continue in full force and effect as provided therein, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 18.05     SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Purchaser may assign its rights, but not its obligations, hereunder to a wholly-owned subsidiary.

SECTION 18.06     SEVERABILITY.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 18.07     CONSTRUCTION.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

SECTION 18.08     GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under the laws of the Netherlands. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in the competent court in the Netherlands, and each party irrevocably consents to personal jurisdiction in such court. To the extent that the Purchaser has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Purchaser hereby irrevocably waives such immunity in respect of their obligations pursuant to this Agreement.

SECTION 18.09     HEADINGS

The headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way effect this Agreement.

SECTION 18.10     COUNTERPARTS

This Agreement may be signed in two or more counterparts, all of which, taken together, shall be deemed to constitute one original Agreement.

SECTION 18.11     NO THIRD-PARTY BENEFICIARIES.

This Agreement shall not confer any rights or remedies upon any person other than the Seller, the Companies and the Purchaser and their respective successors and permitted assigns.

                  IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.



                                   SYLVAN I B.V.



                                   By:     /s/ B. Lee McGee
                                      --------------------------------
                                        Name:  B. Lee McGee
                                        Title: Executive Vice President and
                                               Chief Financial Officer




                                   DODD STREET HOLDINGS B.V.



                                   By:     /s/ Michael S. Harris
                                      --------------------------------
                                        Name:  Michael S. Harris
                                        Title: Attorney-in-Fact


                                   for purposes of Sections 12.01 and 15.02 only SYLVAN LEARNING SYSTEMS, INC.



                                   By:     /s/ B. Lee McGee
                                      --------------------------------
                                        Name:  B. Lee McGee
                                        Title: Executive Vice President and
                                               Chief Financial Officer